                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Einstein/Noah Bagel Corp.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO

            14123 DENVER WEST PARKWAY, GOLDEN, COLORADO 80401-4086

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1997

  You are cordially invited to attend the annual meeting of stockholders of Einstein/Noah Bagel Corp. (the "Company"), which will be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado on Tuesday, May 13, 1997, at 12:00 noon, Mountain Time, for the following purposes:

  1. To elect directors.

  2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 17, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of the Company, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                          /s/ Joel M. Alam
                                          Joel M. Alam
                                          SECRETARY

Golden, Colorado
April 1, 1997

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                           EINSTEIN/NOAH BAGEL CORP.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 13, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Einstein/Noah Bagel Corp. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado at 12:00 noon, Mountain Time, on May 13, 1997, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted (i) for the election of the nominees named herein as directors and (ii) on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

  Nominees for director receiving the affirmative vote of the holders of a plurality of the shares of the Company's common stock, par value $0.01 per share ("Common Stock"), present in person or represented by proxy and entitled to vote at the meeting will be elected as directors. Approval of any other matter submitted to the stockholders for their consideration requires, in each case, the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the meeting. Representatives from the Company's transfer agent will serve as inspectors of election. Abstentions, directions to withhold authority and broker non-votes are counted as shares present and entitled to vote in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Pursuant to the Company's bylaws, abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect with respect to such proposals.

  The Company's principal executive offices are located at 14123 Denver West Parkway, Golden, Colorado 80401-4086 (telephone 303/215-9300). It is expected that proxy materials will be mailed to stockholders beginning on or about April 1, 1997.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 17, 1997 are entitled to vote at the annual meeting of stockholders. The Common Stock is the only voting stock of the Company outstanding, of which 32,689,678 shares were outstanding as of the close of business on March 17, 1997. Each share of Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1998. All of the nominees are serving as directors of the Company as of the date of this Proxy Statement. In February 1997, Noah C. Alper resigned as a member of the Board of Directors. As a result, the Board of Directors was reduced from ten to nine members as permitted under the Company's bylaws.

  The nine nominees for director receiving the vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting will be elected. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the Board's nine nominees. If, however, any of such nominees should be unable or should fail to act as a nominee, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

  Scott A. Beck, age 38, became Chairman of the Board of the Company in July 1996. Mr. Beck has served as a director of the Company since March 1995. He has been Chief Executive Officer and a director of Boston Chicken, Inc. ("Boston Chicken") since June 1992 and served as Chairman or Co-Chairman of the Board of Boston Chicken since that date. In January 1997, he also assumed the responsibilities of President of Boston Chicken. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") from September 1989 until his retirement in January 1992, and Chief Operating Officer from September 1989 to January 1991. From June 1987 to August 1989, Mr. Beck was Managing Partner of Blockbuster's first and largest franchisee until its acquisition by Blockbuster in 1989. Since 1980, Mr. Beck has served as President of Pace Affiliates, Inc., an investment banking firm which he founded.

  Mark R. Goldston, age 42, became President and Chief Executive Officer and a director of the Company in April 1996. Since January, 1996, Mr. Goldston has also been employed by Boston Chicken to undertake various special projects and in August 1996, he became a Vice Chairman of the Board and a director of Boston Chicken. From July 1994 to April 1996, Mr. Goldston was Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc.

  David G. Stanchak, age 38, became a director and Vice President and Chief Development Officer of the Company in March 1995. From June 1992 until March 1995, he served as a Senior Vice President of Boston Chicken, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster.

  Kyle T. Craig, age 49, has been a director of the Company since February 1995. Mr. Craig was Chairman of the Board of the Company from June 1995 until he resigned in July 1996. From February 1995 until being appointed as Chairman in June 1995, Mr. Craig served as Vice President of the Company. Mr. Craig also served as the Chief Concept Officer of Boston Chicken from April 1994 through June 1995. From November 1993 until April 1994, he was President of KFC-Brand Development, a unit of KFC Corp., from April 1990 until November 1993, he was President of KFC-USA, also a unit of KFC Corp. KFC Corp. is a wholly owned subsidiary of PepsiCo, Inc.

  M. Laird Koldyke, age 35, became a director of the Company in March 1995. Mr. Koldyke has served as a general partner of the Frontenac Company, a venture capital company, in Chicago, Illinois since 1989.

  Gail A. Lozoff, age 46, became a director and a Vice President of the Company in April 1995, after working with Bagel & Bagel, Inc., which she founded in June 1988. From April 1995 until September 1996, Ms. Lozoff served as Vice President--Design and Merchandising of the Company. Ms. Lozoff also served as President and Chief Executive Officer of Bagel & Bagel from May 1992 until April 1995.

  John H. Muehlstein, Jr., age 41, became a director of the Company in March 1995. Since 1986, he has been a partner at the Chicago law firm of Pedersen & Houpt.

  John A. Offerdahl, age 32, became a director in March 1995 and served as Vice President--Operations, Southeast Zone of the Company from March 1995 through August 1996. Mr. Offerdahl served as the Chairman and Chief Executive Officer of Offerdahl's Bagel Gourmet, Inc., which he founded in 1989, from December 1989 until March 1995. From May 1986 until September 1994, Mr. Offerdahl played professional football for the Miami Dolphins in the National Football League.

  Lloyd D. Ruth, age 50, became a director of the Company in March 1995. Since January 1987, he has been a general partner at Marquette Management Partners, a venture capital company, in Deerfield, Illinois.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES FOR DIRECTOR.

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 17, 1997 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                   SHARES
                                                                BENEFICIALLY
                                                                OWNED(1)(2)
                                                             ------------------
      NAME                                                     NUMBER   PERCENT
      ----                                                   ---------- -------
      Boston Chicken, Inc.(3)..............................  18,135,997  54.1%
      Scott A. Beck(4)......................................    131,652    *
      Mark R. Goldston(5)...................................    274,592    *
      David G. Stanchak.....................................     65,102    *
      Michael J. Beaudoin(6)................................     42,923    *
      Paul A. Strasen(7)....................................     27,789    *
      Joel M. Alam(8).......................................     25,164    *
      Kyle T. Craig.........................................     63,603    *
      M. Laird Koldyke(9)...................................    488,608   1.5%
      Gail A. Lozoff(10)....................................    563,568   1.7%
      John H. Muehlstein, Jr................................     16,757    *
      John A. Offerdahl(11).................................  1,017,770   3.1%
      Lloyd D. Ruth(12).....................................     70,867    *
      Daniel V. Colangelo(13)...............................    188,147    *
      All directors and executive officers as a group
       (excluding Messrs. Beaudoin and Colangelo)(13
       persons).............................................  2,921,728   9.0%

--------
*Less than 1%.
 (1) Includes shares subject to options granted by the Company which are exercisable within 60 days of March 17, 1997 as follows: Mr. Goldston-- 11,403; Mr. Stanchak--13,046; Mr. Beaudoin--17,295; Mr. Strasen--16,537;
     Mr. Alam--16,537; Mr. Craig--19,844; Ms. Lozoff--12,289; Mr. Offerdahl--
     42,447; Mr. Colangelo--3,793; and all executive officers and directors as a group (including such individuals, except Messrs. Beaudoin and Colangelo)--181,470. Excludes the aggregate number of shares of Common Stock shown above as owned by Boston Chicken that may be deemed to be beneficially owned by Messrs. Beck and Goldston because such individuals may be deemed to be affiliates of Boston Chicken. Messrs. Beck and Goldston disclaim any beneficial ownership of such shares (except for, with respect to Mr. Goldston, that number of shares of Common Stock subject to options granted by Boston Chicken to Mr. Goldston that were exercisable as of March 17, 1997). See Footnotes 3 and 5 below.
 (2) Includes shares subject to outstanding warrants of the Company as follows: Mr. Beck--55,432; Mr. Stanchak--7,313; Mr. Muehlstein--2,391; Mr. Ruth--1,913; and all executive officers and directors as a group (including such individuals)--72,730.
 (3) Includes 701,177 shares of Common Stock on which Boston Chicken has granted options to purchase to certain individuals (including Mr. Goldston), of which options to purchase 248,949 shares of Common Stock are exercisable within 60 days of March 17, 1997. Includes 838,822 shares subject to options granted by the Company which are exercisable within 60 days of March 17, 1997. The address of Boston Chicken is 14103 Denver West Parkway, Golden, Colorado 80401-4086. See "Relationship with Boston Chicken."

 (4) Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner.
 (5) Includes 230,931 shares of Common Stock subject to options from Boston Chicken which are currently exercisable within 60 days of March 17, 1997.
 (6) Mr. Beaudoin resigned as Senior Vice President--Supply Chain of the Company in February 1997.
 (7) Includes 3,653 shares held by a trust, of which Mr. Strasen is a trustee and beneficiary, and 5,099 shares held by a limited liability company, which Mr. Strasen and his spouse control.
 (8) Includes 2,039 shares beneficially owned by Mr. Alam's spouse, which are subject to options from the Company exercisable within 60 days of March 17, 1997. Mr. Alam disclaims beneficial ownership of such shares.
 (9) Represents 488,608 shares of Common Stock held by a limited partnership, the general partner of which is an entity of which Mr. Koldyke is a general partner. Mr. Koldyke disclaims beneficial ownership of all such shares which exceed his pecuniary interest.
(10) Includes 546,850 shares of Common Stock held by a corporation, of which Ms. Lozoff's spouse is the sole stockholder. Ms. Lozoff disclaims beneficial ownership of such shares.
(11) Includes 932,876 shares of Common Stock held by a limited partnership, of which corporations controlled by Mr. Offerdahl and his spouse are the sole limited partner and the general partner. Also includes 42,447 shares beneficially owned by Mr. Offerdahl's spouse, which are subject to options from the Company exercisable within 60 days of March 17, 1997, of which shares Mr. Offerdahl disclaims beneficial ownership.
(12) Includes 65,203 shares of Common Stock held by two limited partnerships, the general partner of which is a limited partnership of which Mr. Ruth is a general partner. Mr. Ruth disclaims beneficial ownership of all such shares which exceed his pecuniary interest.
(13) Mr. Colangelo resigned as President and Chief Executive Officer of the Company in January 1996.

OWNERSHIP OF BOSTON CHICKEN COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Boston Chicken common stock as of March 17, 1997 by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below; and (iii) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY
                                                                    OWNED
                                                             --------------------
      NAME                                                   NUMBER(1)(2) PERCENT
      ----                                                   ------------ -------
      Scott A. Beck(3).....................................   6,303,175     9.7%
      Mark R. Goldston.....................................     109,999      *
      David G. Stanchak....................................     461,357      *
      Michael J. Beaudoin..................................       2,735      *
      Paul A. Strasen......................................          29      *
      Joel M. Alam(4)......................................      27,471      *
      Kyle T. Craig........................................     126,223      *
      M. Laird Koldyke.....................................           0      *
      Gail A. Lozoff(5)....................................     291,177      *
      John H. Muehlstein, Jr...............................       5,000      *
      John A. Offerdahl(6).................................      77,589      *
      Lloyd D. Ruth........................................           0      *
      Daniel V. Colangelo..................................           0      *
      All directors and executive officers as a group
       (excluding Messrs. Beaudoin and Colangelo) (13
       persons)............................................   7,412,630    11.3%

--------
   * Less than 1%.

(1) Includes shares subject to options which are exercisable within 60 days of March 17, 1997 as follows: Mr. Beck--603,510; Mr. Goldston--109,999; Mr. Stanchak--142,050; Mr. Beaudoin--2,735; Mr. Alam--22,740; Mr. Craig--
    99,075; and all executive officers and directors as a group (including such individuals, except Mr. Beaudoin)--898,325.
(2) Excludes an aggregate of 3,019,123 of the 5,261,430 shares of common stock of Boston Chicken beneficially owned by BC Midwest Trust, 207,702 of the 312,333 shares of common stock of Boston Chicken beneficially owned by certain partnerships, and 3,723 of the 7,447 shares of common stock of Boston Chicken beneficially owned by BC Midwest, Inc., which shares may be deemed to be beneficially owned by Scott Beck by virtue of his ownership of shares of BC Midwest, Inc., the trustee of BC Midwest Trust and the general partner of such partnerships. Mr. Beck disclaims beneficial ownership with respect to such excluded shares because they exceed his pecuniary interest as a beneficiary of BC Midwest Trust, as a limited partner of such partnerships and as a stockholder of BC Midwest, Inc. Also excludes 10,610 shares of common stock of Boston Chicken held by Mr. Beck's spouse, of which shares he disclaims beneficial ownership.
(3) Excludes 311,110 shares gifted by Mr. Beck to a charitable foundation in October 1996.
(4) Includes 1,300 shares held jointly by Mr. Alam and his spouse, 25 shares held by his spouse, 300 shares held by Mr. Alam's minor children, and 3,106 shares beneficially owned by Mr. Alam's spouse which are subject to options from the Company exercisable within 60 days of March 17, 1997. Mr. Alam disclaims beneficial ownership of the shares held by his minor children and by his spouse individually.
(5) Represents shares owned by a corporation, of which Ms. Lozoff's spouse is the sole stockholder. Ms. Lozoff disclaims beneficial ownership of such shares.
(6) Represents shares owned by a limited partnership, of which corporations controlled by Mr. Offerdahl and his spouse are the sole limited partner and the general partner.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The four standing committees of the Board of Directors of the Company are the Audit Committee, the Compensation Committee, the Reporting Person Stock Option Committee and the Stock Option Committee, the functions and membership of which are described below. The Board of Directors does not have a standing nominating committee. The Board of Directors held an aggregate of eleven regular and special meetings in 1996 and also acted by unanimous written consent five times.

  Audit Committee. The Audit Committee consists of three non-employee directors: Messrs. Koldyke, Offerdahl and Ruth. The Audit Committee met once during fiscal 1996. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors.

  Compensation Committee. The Compensation Committee consists of four directors: Messrs. Beck, Koldyke, Muehlstein and Ruth. The Compensation Committee met once during fiscal 1996. The Compensation Committee is responsible for establishing policies for, and making recommendations to, the Board of Directors regarding salaries and certain other compensation to be paid to officers of the Company.

  Reporting Person Stock Option Committee. The Reporting Person Stock Option Committee consists of two non-employee directors: Messrs. Koldyke and Ruth. The Reporting Person Stock Option Committee met once during fiscal 1996 and also acted by unanimous written consent two times. The Reporting Person Stock Option Committee is responsible for the administration of, and the granting of all options under, the Company's Amended and Restated 1995 Employee Stock Option Plan (the "Employee Plan") to persons subject to Section 16 of the Exchange Act and the rules promulgated thereunder ("Reporting Persons").

  Stock Option Committee. The Stock Option Committee consists of four directors: Messrs. Beck, Koldyke, Muehlstein and Ruth. The Stock Option Committee met two times during fiscal 1996 and also acted by unanimous written consent thirteen times. The Stock Option Committee is responsible for the administration of, and the granting of all options under, the Employee Plan to persons other than Reporting Persons.

  In fiscal 1996, during the time each director served in such capacity, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

  Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1998 Annual Meeting" for procedures with respect to nominations by stockholders.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for each of the fiscal years ended December 29, 1996 and December 31, 1995 received by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (the "named executive officers"). The Company was incorporated in February 1995 and did not conduct business prior to that time. The Company does not have a restricted stock award program or a long-term incentive plan.

                                                    OTHER  SECURITIES
   NAME AND                                        ANNUAL  UNDERLYING ALL OTHER
  PRINCIPAL                                        COMPEN-  OPTIONS    COMPEN-
 POSITION(1)                YEAR  SALARY   BONUS   SATION     (#)     SATION(2)
 -----------                ---- -------- -------- ------- ---------- ---------
Mark R. Goldston........... 1996 $256,154 $400,000     0    139,030    $     0
 President and Chief
 Executive Officer          1995      --       --    --         --         --
David G. Stanchak.......... 1996  149,038        0     0     45,518          0
 Chief Development Officer  1995   90,865        0     0     42,483      4,629
Michael J. Beaudoin(3)..... 1996  149,038        0     0     70,518          0
 Senior Vice President--
 Supply Chain               1995   60,096        0     0     42,483          0
Paul A. Strasen............ 1996  125,000        0     0     37,931          0
 Senior Vice President and
 General Counsel            1995   81,731        0     0     42,483     58,693
Joel M. Alam............... 1996  125,000        0     0     37,931          0
 Senior Vice President and
 Secretary                  1995   79,327        0     0     42,483          0

--------
(1) Daniel V. Colangelo served as President and Chief Executive Officer of the Company until January 1996. During fiscal year 1995, the Company paid Mr. Colangelo total cash compensation of $103,462 in salary and $47,375 in bonus, and during fiscal year 1996, the Company paid Mr. Colangelo total cash compensation of $67,308 in salary. During 1995 and 1996, the Company granted Mr. Colangelo options to purchase an aggregate of 50,979 and 37,931 shares of Common Stock, respectively. The Company paid Mr. Colangelo no other compensation during such fiscal years.
(2) Amounts represent relocation reimbursements.
(3) Mr. Beaudoin resigned as Senior Vice President--Supply Chain in February
    1997.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made by the Company to the named executive officers during the fiscal year ended December 29, 1996.

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                                               PERCENT OF                          RATES OF STOCK
                                                  TOTAL                          PRICE APPRECIATION
                                             OPTIONS GRANTED EXERCISE            FOR OPTION TERM(3)
                         DATE OF   OPTIONS   TO EMPLOYEES IN OR BASE  EXPIRATION -------------------
NAME(1)                  GRANT(2) GRANTED(3)   FISCAL YEAR    PRICE      DATE       5%       10%
-------                  -------  ---------- --------------- -------- ---------- -------- ----------
Mark R. Goldston(4).....  4/8/96   114,030        5.86%      $10.5236  4/8/2006  $754,677 $1,912,501
                         7/19/96    25,000        1.28        12.0000 7/19/2006   188,688    478,123
David G. Stanchak....... 1/16/96    45,518        2.34         6.5909 1/16/2006   188,671    478,130
Michael J. Beaudoin..... 1/16/96    45,518        2.34         6.5909 1/16/2006   188,671    478,130
                         7/19/96    25,000        1.28        12.0000 7/19/2006   188,688    478,123
Paul A. Strasen......... 1/16/96    37,931        1.95         6.5909 1/16/2006   157,223    398,435
Joel M. Alam............ 1/16/96    37,931        1.95         6.5909 1/16/2006   157,223    398,435

--------
(1) On January 16, 1996, the Company granted Mr. Colangelo options to purchase an aggregate of 37,931 shares of Common Stock at an exercise price of $6.5909 per share. Such options represent 1.95% of the total number of options granted to employees during fiscal year 1996 and expire January 16, 2006. See "Certain Transactions--Employment and Consulting Agreements." The potential realizable values of such options at assumed annual rates of stock price appreciation of 5% and 10% during the term of the options are $157,223 and $398,435, respectively. See Footnote 3.
(2) Options granted become exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant.
(3) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.
(4) Excludes 344,673 shares of Common Stock subject to options granted to Mr. Goldston in April 1996 by Boston Chicken on shares of Common Stock owned by Boston Chicken with an exercise price of $6.38 per share.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the named executive officers' aggregated information concerning each exercise of stock options during the fiscal year ended December 29, 1996 and the fiscal year-end value of unexercised options.

                                                                                     VALUE OF
                                                           NUMBER OF         UNEXERCISED IN-THE-MONEY
                                                    UNEXERCISED OPTIONS AT    OPTIONS AT FISCAL YEAR-
                            SHARES                    FISCAL YEAR-END (#)             END ($)
                         ACQUIRED ON     VALUE     ------------------------- -------------------------
NAME(1)                  EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
-------                  ------------ ------------ ------------------------- -------------------------
Mark R. Goldston........        0       $     0              0/139,030          $      0/$2,653,515
David G. Stanchak.......    4,249        24,193              0/ 83,749                 0/ 1,977,015
Michael J. Beaudoin.....        0             0          4,248/108,753           101,910/ 2,423,985
Paul A. Strasen.........        0             0          4,248/ 76,166           101,910/ 1,800,454
Joel M. Alam............        0             0          4,248/ 76,166           101,910/ 1,800,454

--------
(1) During fiscal year 1996, Mr. Colangelo exercised options to purchase an aggregate of 50,979 shares of Common Stock and realized an aggregate of $35,996 upon such exercise. At December 29, 1996, Mr. Colangelo retained options to purchase 37,931 shares of Common Stock, all of which were exercisable as of such date, having an aggregate value of $883,189 as of such date.

STOCK OPTION PLANS

  The purpose of the Employee Plan is to benefit the Company by offering certain present and future employees, officers and consultants of the Company and its subsidiaries an opportunity to become holders of Common Stock over a period of years, thereby giving them a stake in the growth and prosperity of the Company and to encourage them to continue their involvement with the Company. Under the Employee Plan, eligible persons may be granted options to purchase an aggregate of not more than 5,500,000 shares of Common Stock. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

  Each director who is not an officer or employee of the Company is eligible to participate in the Company's 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The purpose of the Directors Plan is to benefit the Company by offering certain present and future directors who are not employees or officers of the Company and its subsidiaries an opportunity to become holders of Common Stock over a period of years, thereby giving them a stake in the growth and prosperity of the Company in order to enable them to represent the viewpoint of other stockholders of the Company more effectively and to encourage them to continue serving as directors of the Company.

  Under the Directors Plan, options for shares having a fair market value of $50,000 at the date of grant are granted at the time of each election or re-election of eligible directors to the Board, except that the initial grants of options under the Directors Plan were made on the date of adoption of the Directors Plan. An aggregate of 100,000 shares is available for option grants under the Directors Plan. Such options are not intended to be treated as incentive stock options as defined in Section 422 of the Code. As of March 17, 1997, each of Messrs. Koldyke, Muehlstein and Ruth had received options to purchase 4,318 shares of Common Stock under the Directors Plan, at an exercise price of $11.58 per share.

DIRECTOR COMPENSATION

  In addition to annual grants under the Directors Plan, each director who is not an officer or employee of, or consultant to, the Company receives $500 cash compensation for each board of directors meeting at which they are present and for each committee meeting at which they are present not held in conjunction with a meeting of the board of directors. Outside directors are also reimbursed for their expenses for each board and committee meeting attended.

  The Company has also entered into employment and consulting agreements with certain of its directors who are or were executive or other officers of the Company. See "Certain Transactions--Employment and Consulting Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 29, 1996: Scott A. Beck, M. Laird Koldyke, John H. Muehlstein, Jr., and Lloyd D. Ruth.

  Currently, no executive officer of the Company, except for Scott Beck, who is Chairman of the Board of the Company and a member of the Compensation Committee of the Board of Directors, and Mark R. Goldston, who is President and Chief Executive Officer of the Company, serves as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the compensation committee or is a director of the Company. Mr. Beck is Chairman of the Board, President and Chief Executive Officer of Boston Chicken and Mr. Goldston is Vice Chairman of the Board and a director of Boston Chicken. Neither Mr. Beck nor Mr. Goldston serves on the compensation committee of Boston Chicken's board of directors.

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Board of Directors has two standing committees responsible for executive compensation matters. The Compensation Committee has overall responsibility for cash compensation and the Reporting Person Stock Option Committee has overall responsibility for stock option grants to executive officers, including grant approval and plan administration. The following report on executive compensation is furnished by the members of such committees.

  Prior to the Company's initial public offering in August 1996, the Company's Board of Directors was responsible for establishing executive compensation for the Company's executive officers, based principally on the recommendations of management. In connection with the Company's initial public offering, the Company established the Compensation Committee to determine executive compensation. The Compensation Committee subsequently ratified the Board's actions with respect to executive compensation for fiscal 1996.

GENERAL POLICIES

  The Company's compensation program is intended to enable the Company to attract, motivate, reward and retain the management talent required to achieve corporate objectives in a dynamic environment operating in a highly competitive industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. For 1996, the Company's executive compensation consisted primarily of salary and stock options, with a structure heavily weighted to stock-based compensation. The Committee believes that stock-based compensation, in the form of stock options, directly aligns the interests of management and the Company's stockholders to increase stockholder value over a period of years.

CASH COMPENSATION

  Cash compensation for executive officers consists of salary and, in the case of Mr. Goldston, a cash bonus for 1996 pursuant to his employment arrangement with the Company. In 1996 and 1995, bonuses generally have not been part of the Company's general executive compensation structure.

  The Compensation Committee is aware that most of the Company's executive officers experienced a significant reduction in annual cash compensation upon joining the Company. In addition, the Committee believes, based on the general knowledge and experience of the Committee members, that base salaries for the Company's executive officers are generally low relative to (i) cash salaries of similarly sized or otherwise comparable companies, (ii) the contributions of the executive officers to the development of the Company's business, and
(iii) their experience, responsibilities and achievements.

  Base salaries for executive officers are determined by a subjective assessment of responsibilities and position within the Company, individual performance and the Company's overall performance. No specific corporate performance measures are considered. Salaries for 1996 were increased from 1995 levels based on a subjective assessment of the factors described above.

STOCK OPTIONS

  The Reporting Person Stock Option Committee and Compensation Committee consider incentive compensation in the form of stock options to be an integral, important and relatively large part of executive compensation in particular and employee compensation generally. All options granted have an exercise price equal to the fair market value of the Common Stock on the grant date.

  Options are granted to executive officers upon commencement of employment and annually near the beginning of each year at the discretion of the Reporting Person Stock Option Committee. In exercising such discretion, the Reporting Person Stock Option Committee uses a formula that considers factors such as salary, position and responsibilities, the date of commencement of employment in relation to the next annual option grant, factors relating to recruiting and employment offers, significant salary changes and promotions and other factors relating to special performance. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

  In 1996, the Reporting Person Stock Option Committee generally granted options to executive officers based on a multiple of two to three times such executive officer's salary divided by the fair market value of the Common Stock on the grant date. The number of options previously granted to executive officers was not a factor considered by the Reporting Person Stock Option Committee in determining the number of options granted in fiscal 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mark R. Goldston joined the Company as President, Chief Executive Officer and a director in April 1996. Mr. Goldston's 1996 compensation consisted of base salary, bonus and stock options. Mr. Goldston's compensation was the result of arms' length negotiations with the Company in connection with his employment as President and Chief Executive Officer. Factors considered by the Board of Directors in determining and approving Mr. Goldston's compensation included his entrepreneurial drive, extensive retail experience, knowledge and leadership abilities. The Compensation Committee subsequently ratified Mr. Goldston's compensation after consideration of such factors. With respect to Mr. Goldston's stock option grant on July 19, 1996, the Reporting Person Stock Option Committee considered the same factors that were used to determine stock option grants to other executive officers on that date.

POLICY REGARDING RULE 162(M)

  In general, Section 162(m) of the Code limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, subject to an exception for "performance-based" compensation plans as defined under that Section. The Company believes that its Employee Plan and Directors Plan qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers is not expected to exceed the $1 million cap. The Committee's current policy is to maintain a compensation structure that permits all executive compensation to be tax deductible to the Company. However, circumstances may arise in the future that might result in the Committee authorizing compensation that is not entirely deductible.

CONCLUSION

  The Compensation Committee and Reporting Person Stock Option Committee intend to continue the policy of providing a significant portion of executive compensation in the form of at-risk, incentive-based compensation, such as stock options. The Committees believe that such a policy, which directly aligns the financial interests of management with the financial interests of stockholders, provides the proper incentives to attract, reward and retain high quality management. The Committees intend to review the executive compensation structure at least annually, increase salaries and option grants, and provide additional forms of incentive-based or fixed compensation, all as the Committees believe appropriate to continue attracting and retaining management with the necessary experience and expertise to further the Company's growth.

COMPENSATION COMMITTEE MEMBERS            REPORTING PERSON STOCK OPTION
SCOTT A. BECK                             COMMITTEE MEMBERS
M. LAIRD KOLDYKE                          M. LAIRD KOLDYKE
JOHN H. MUEHLSTEIN, JR.                   LLOYD D. RUTH
LLOYD D. RUTH

                               PERFORMANCE GRAPH

  The Company has determined that a peer group that is representative of its line of business and its stage of commercial development is appropriate for performance comparison purposes. The members of the peer group are Au Bon Pain Co. Inc., BAB Holdings, Inc., Boston Chicken, Inc., Brinker International Inc., Manhattan Bagel Co., Inc., McDonald's Corp., New York Bagel Enterprises, Papa John's International Inc., Quality Dining, Inc., Sbarro Inc., and Starbucks Corp. (the "Peer Group Index"). The following graph compares the percentage change in the cumulative total returns on the Common Stock, the Peer Group Index, and the Standard & Poor's 500 Index (assuming reinvestment of any dividends) for the period beginning on August 1, 1996, the effective date of the registration of the Common Stock under Section 12 of the Exchange Act, and ending on December 27, 1996, the last day on which shares of Common Stock traded on the Nasdaq National Market prior to December 29, 1996, the last day of the Company's 1995 fiscal year.

                        COMPARISON OF CUMULATIVE RETURN
                    VS. PEER GROUP AND S&P 500 INDICES (1)

                                     GRAPH

                                                                 8/2/96 12/27/96
                                                                 ------ --------
      Einstein/Noah Bagel Corp..................................  $100  $145.73
      Peer Group................................................  $100  $ 98.92
      S&P 500...................................................  $100  $116.85

--------
(1) Assumes $100 invested on August 1, 1996 in Common Stock, the Peer Group Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

                             CERTAIN TRANSACTIONS

ACQUISITION OF NOAH'S NEW YORK BAGELS, INC.

  In February 1996, the Company acquired all of the outstanding capital stock of Noah's New York Bagels, Inc. ("Noah's") for an aggregate purchase price of $100.9 million in cash. Noah Alper, formerly a Vice Chairman of the Board, received an aggregate of $10,274,268 from the Company in such acquisition. Also in connection with such acquisition, a trust, of which Mr. Alper is the beneficiary and trustee, purchased 93,600 shares of Common Stock for an aggregate purchase price of $984,672.

CONCURRENT PUBLIC OFFERING

  In connection with the Company's initial public offering in August 1996, the Company sold to certain persons or entities, consisting primarily of officers, directors and employees of each of the Company and Boston Chicken, an aggregate of 425,000 shares of Common Stock in a concurrent non-underwritten public offering at the initial public offering price net of underwriting discount (the "Concurrent Public Offering"). In the Concurrent Public Offering, executive officers and directors of the Company (none of whom were members of the committee of the Board of Directors who negotiated the offering price) purchased an aggregate of 45,360 of such shares of Common Stock as follows: Mr. Beck--8,612; Mr. Alper--3,498; Mr. Goldston--3,750; Mr. W. Eric Carlborg, Senior Vice President--Finance--3,750; Mr. Stanchak--3,750; Mr. Beaudoin--3,750; Mr. Jeffrey L. Butler, President, Einstein Bros. Bagels-- 3,750; Mr. Alam--4,500; Mr. Strasen--2,500; Mr. Muehlstein--3,750; and Mr.
Ruth--3,750. Certain executive officers and directors of Boston Chicken (other than Messrs. Beck and Goldston) also purchased an aggregate of 39,500 shares of Common Stock.

REGISTRATION RIGHTS

  The Company is a party to an amended and restated registration rights agreement dated as of February 1, 1996 (the "Stockholder Registration Agreement") with certain stockholders of the Company, including Messrs. Goldston, Craig, Alper, Stanchak, Beaudoin, Butler, Beck and Colangelo, as well as Mr. Alam and his spouse, and with certain stockholders of the Company, which are entities controlled by certain executive officers and directors of the Company or their spouses, including Mr. Strasen and his spouse, Mr. Offerdahl and his spouse, Mr. Koldyke, Mr. Ruth, Mr. Muehlstein and Ms. Lozoff's spouse. Pursuant to such agreement, the Company granted certain piggyback and resale registration rights under the Securities Act with respect to shares of Common Stock owned by such stockholders (the "Registrable Securities"). The Company has registered under the Securities Act the Registrable Securities held by such stockholders (except for shares owned by Messrs. Beck and Goldston), which permit them to make public resales of the Registrable Securities in accordance with the requirements of the Securities Act.

TRANSACTIONS WITH AREA DEVELOPERS

  BCE West Bagels, L.L.C. Lawrence Beck, Scott Beck's father, is a minority investor in BCE West Bagels, L.L.C. ("BCE West"), the Company's area developer for the Phoenix, Tucson, Albuquerque/Santa Fe, Denver, Colorado Springs, Las Vegas, El Paso and Salt Lake City designated market areas ("DMAs"). In fiscal 1996, BCE West paid to the Company an aggregate of $3,960,832 in development, franchise, royalty, real estate, software maintenance and miscellaneous fees, interest and deposits. The Company believes that the terms of the area development agreement and each franchise agreement entered into with BCE West are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BCE West are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  COLONIAL BAGELS, L.P. Lawrence Beck is a minority investor in the general partner of Colonial Bagels, L.P. ("Colonial"), the Company's area developer for the Boston, Burlington/Plattsburgh, Cleveland, Pittsburgh,

Providence/New Bedford, and Springfield DMAs. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Colonial. In connection with the execution of such agreements, the Company sold to Colonial certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $486,917, pursuant to an asset sale agreement. The Company realized no significant gain or loss on such sale. In fiscal 1996, Colonial paid to the Company an aggregate of $1,877,466 in development, franchise, royalty, real estate, software maintenance and miscellaneous fees, interest and deposits. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Colonial are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement and asset sale agreement with Colonial are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money and sold assets.

  NOAH'S PACIFIC, L.L.C. Noah Alper owns a minority equity interest in Noah's Pacific, L.L.C. ("Noah's Pacific"), the Company's area developer for the Los Angeles, Portland, Seattle/Tacoma and Las Vegas DMAs. Effective June 17, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Pacific. In connection with the execution of such agreements, the Company sold to Noah's Pacific the Company stores and certain assets located in certain of those DMAs at net book value for an aggregate purchase price of $10,482,762, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Pacific for each such store. The Company realized no significant gain or loss on such sale. In fiscal 1996, Noah's Pacific paid to the Company an aggregate of $3,713,608 in development, franchise, royalty, real estate, software maintenance and miscellaneous fees, interest and deposits. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Noah's Pacific are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement and asset sale agreement with Noah's Pacific are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money and sold assets.

  NOAH'S BAY AREA BAGELS, L.L.C. Noah Alper owns a minority equity interest in Noah's Bay Area, L.L.C. ("Noah's Bay Area"), the Company's area developer for the San Francisco/Oakland/San Jose and Sacramento/Stockton/Modesto DMAs. Effective July 15, 1996, the Company entered into a convertible secured loan agreement and an area development agreement with Noah's Bay Area Bagels. In connection with the execution of such agreements, the Company sold to Noah's Bay Area the Company stores and certain assets located in those DMAs at net book value for an aggregate purchase price of $9,542,001, pursuant to an asset sale agreement, and entered into a franchise agreement with Noah's Bay Area for each such store. The Company realized no significant gain or loss on such sale. In fiscal 1996, Noah's Bay Area paid to the Company an aggregate of $3,761,002 in development, franchise, royalty, real estate, software maintenance and miscellaneous fees, interest and deposits. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Noah's Bay Area are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement and asset sale agreement with Noah's Bay Area are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money and sold assets.

  OTHER AREA DEVELOPERS. Bagel Store Development Funding L.L.C., a Delaware limited liability company ("Bagel Funding"), owns a majority equity interest in all of the Company's area developers and certain officers and directors of the Company own equity interests in Bagel Funding. See "--Bagel Store Development Funding L.L.C." In addition to the transactions between the Company and each of BCE West, Colonial, Noah's Pacific and Noah's Bay Area described above, in fiscal 1996, the Company entered into convertible secured loan agreements and area development agreements with its other area developers. In connection with the execution of such agreements, the Company sold to such area developers the Company stores and related assets located in the area developers' respective DMAs at net book value for an aggregate purchase price of $29,430,721, pursuant to asset sale agreements, and entered into franchise agreements for each such store. The Company realized no significant gain or loss on any of such sales. In fiscal 1996, such area developers paid to the Company an aggregate of $19,637,563 in development, franchise, royalty, real estate, software maintenance and miscellaneous fees, interest and deposits. The Company believes that the terms of the area development agreements and franchise agreements entered into with such area developers are as favorable to the Company as those with its other area developers. The Company also believes that the terms of the secured loan agreements and asset sale agreements with such area developers are as favorable to the Company as those with its other area developers of the Company to whom the Company has loaned money.

  AREA DEVELOPER WARRANTS. On January 15, 1996, in connection with the formation of the Company's area developers, the Company issued to such entities warrants to acquire an aggregate of 1,012,500 shares of Common Stock, each at an exercise price per share of $6.47, the fair market value of the shares of Common Stock on the date the warrants were sold. As of March 31, 1997, all of such warrants had been exercised.

BAGEL STORE DEVELOPMENT FUNDING, L.L.C.

  Bagel Funding was formed in December 1995 to invest in the Company's area developers. Through December 29, 1996, Bagel Funding had raised $90.0 million (including an aggregate of $15.0 million in subscriptions receivable) and had invested a total of $70.2 million in the Company's area developers. Bagel Funding has the right to require an area developer to redeem Bagel Funding's equity interest in such area developer at a pre-determined formula price based on the store level cash flow of the area developer in the event: (i) the Company acquires a majority equity interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement; (ii) the Company does not consent to the area developer's request to undertake a firm commitment underwritten public offering of such area developer's equity after the Company's conversion and option rights under its loan agreement with the area developer have expired unexercised; or (iii) the Company does not consent to the area developer's request to terminate the area developer's area development and franchise agreements with the Company after the Company's conversion and option rights under its loan agreement with the area developer have expired unexercised. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, the Company will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer. The Company is currently the manager of Bagel Funding, but has no equity interest in Bagel Funding. The Company received fees of $500,000 during 1996 for serving as manager of Bagel Funding. Messrs. Scott Beck, Butler, Carlborg, Muehlstein, Ruth and Stanchak each own a direct equity interest in Bagel Funding. Such interests aggregate approximately 8.1% of the outstanding equity interest in Bagel Funding. Certain executive officers and directors of Boston Chicken own direct or indirect equity interests in Bagel Funding. Such interests, excluding interests owned by Scott Beck, aggregate approximately 10.8% of the outstanding equity interest in Bagel Funding.

EMPLOYMENT AND CONSULTING AGREEMENTS

  On March 6, 1996, the Company entered into a consulting agreement with Mr. Colangelo in connection with his resignation as President and Chief Executive Officer of the Company. Pursuant to the consulting agreement, Mr. Colangelo agreed to, upon the Company's request, provide information, advice and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The consulting agreement has a term of one year and is automatically renewed for successive one-year periods unless terminated by either party upon 30 days' prior written notice. Under the consulting agreement, Mr. Colangelo receives $100,000 per year and is entitled to reimbursement for his related reasonable business expenses. In addition, in January 1996, Mr. Colangelo exercised options granted during 1995 under the Employee Plan. Mr. Colangelo also retained options to purchase an aggregate of 37,931 shares of Common Stock at an exercise price of $6.5909 per share, which options were granted in January 1996 and vest in accordance with the Employee Plan's vesting schedule during the term of the consulting agreement.

  On March 24, 1995, in connection with the Company's acquisition of the assets of Bagel & Bagel, Inc., the Company entered into an employment agreement with Ms. Lozoff, pursuant to which Ms. Lozoff became a Vice

President and a director of the Company. The employment agreement terminates August 1, 1998. Ms. Lozoff receives an annual salary of $125,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the employment agreement, Ms. Lozoff was granted options to purchase 42,483 shares of Common Stock under the Employee Plan with an exercise price of $5.88 per share.

  On September 23, 1996, the Company entered into a letter agreement with Mr. Offerdahl in connection with his resignation as an officer of the Company and termination of his employment agreement with the Company effective July 26, 1996. Pursuant to such letter agreement, the vesting of options to purchase 42,483 shares of Common Stock at an exercise price of $5.88 per share was accelerated in accordance with the terms of Mr. Offerdahl's employment agreement.

  On September 23, 1996, the Company entered into a letter agreement with Lynnora Offerdahl, Mr. Offerdahl's spouse, in connection with her resignation as a consultant to the Company and termination of her consulting agreement with the Company effective August 11, 1996. Pursuant to such letter agreement, the vesting of options to purchase 42,483 shares of Common Stock at an exercise price of $5.88 per share was accelerated in accordance with the terms of Ms. Offerdahl's consulting agreement.

  On April 5, 1996, Mr. Goldston was elected President and Chief Executive Officer and a director of the Company. The Company has agreed to pay to Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus, the receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, the Company granted to Mr. Goldston options under the Employee Plan to purchase 114,030 shares of Common Stock at an exercise price of $10.52 per share. Beginning in fiscal year 1997, and for each year thereafter as long as he remains an employee of the Company, Mr. Goldston will be eligible for an annual stock option grant under the Employee Plan to purchase, at a minimum, that number of shares of Common Stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of Common Stock at a price of $10.52 per share, the fair market value of the shares of Common Stock on the date of purchase.

  Effective January 17, 1996, Boston Chicken employed Mr. Goldston to undertake various special projects for Boston Chicken. In August 1996, Mr. Goldston became Vice Chairman of the Board and a director of Boston Chicken. Boston Chicken has agreed to structure Mr. Goldston's future projects so that his employment with Boston Chicken will not interfere with his duties with the Company. As an employee of Boston Chicken, Mr. Goldston receives an annual salary of $40,000 and is eligible to participate in Boston Chicken's employee stock option plan. Mr. Goldston has been granted options under that plan to purchase 100,000 shares of Boston Chicken common stock at an exercise price of $27.9375 per share. In addition, Boston Chicken granted to Mr. Goldston options (outside of Boston Chicken's employee option plans) to purchase an additional 100,000 shares of Boston Chicken common stock at an exercise price of $16.00 per share, the fair market value of the Boston Chicken common stock on the date of grant. Such options are currently exercisable. In consideration for certain consulting services rendered to Boston Chicken by Mr. Goldston and a consulting firm of which Mr. Goldston was a principal, Boston Chicken has paid an aggregate of $1,818,086 to such firm for consulting services rendered during fiscal years 1995 and 1996. Boston Chicken has also granted to Mr. Goldston an option to purchase from Boston Chicken 344,673 shares of the Company's Common Stock at an exercise price of $6.38 per share.

  On July 1, 1996, the Company entered into a transition and consulting agreement with Mr. Craig in connection with his resignation as Chairman of the Board of the Company, pursuant to which Mr. Craig will continue as a full-time employee of the Company until June 30, 1997 and will provide consulting services to the Company for a period of one year thereafter. As an employee of the Company, Mr. Craig was paid approximately $3,600 bi-weekly through the end of fiscal 1996 and will be paid approximately $7,900 bi-weekly during the first six months of fiscal 1997. During the term of his employment, Mr. Craig will continue to participate in the

Company's employee benefit plans, except that he will not be eligible to receive options under any of the Company's stock option plans.

BOWANA AVIATION, INC.

  During the fiscal 1996, the Company made payments in an aggregate amount of $98,000 to Bowana Aviation, Inc. ("Bowana") pursuant to lease agreements between Bowana and the Company for the use of Bowana's aircraft. Such lease agreements were terminated in July 1996. Mr. Beck and Lawrence Beck own Bowana. The Company believes that the terms of its use of Bowana's aircraft were at least as favorable to the Company as those it could have obtained from an unaffiliated party.

LOANS TO EXECUTIVE OFFICERS

  On August 9, 1995, the Company made a loan to Mr. Craig in the principal amount of $400,000, the proceeds of which were used by Mr. Craig to pay off a loan from Boston Chicken. Interest on the principal amount of the Company's loan to Mr. Craig accrued at the reference rate announced by Bank of America Illinois from time to time plus 1%. Mr. Craig repaid the loan and all interest accrued thereon in full on September 10, 1996.

  On March 31, 1995, in connection with the Company's acquisition of the assets of OBG, of which Mr. Offerdahl and his spouse were majority stockholders, the Company made a non-recourse loan to OBG in the principal amount of $437,497, the proceeds of which were used to purchase an aggregate of 74,345 shares of Common Stock, which shares secure the payment of principal and interest under such loan. Also on March 31, 1995, the Company made a non-recourse loan to OBG in the principal amount of $1,312,500, the proceeds of which were used to purchase an equity interest in BC Equity Funding, L.L.C., a Delaware limited liability company that invests in Boston Chicken area developers ("BCEF"), which equity interest secures the payment of principal and interest under such loan. Each loan described above accrues interest on the principal amount at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid earlier under certain circumstances. As of March 17, 1997, an aggregate of $2,085,887 in principal and accrued interest was outstanding under such loans.

  Also in connection with the Company's acquisition of the assets of OBG, on each of April 15, 1995, June 15, 1995, September 15, 1995 and January 15, 1996, the Company made an interest-free loan to OBG in the principal amount of $46,100, and on April 15, 1996, the Company made an additional interest-free loan to OBG in the principal amount of $1,502,276. The proceeds of each such loan were used to satisfy income tax obligations arising from the acquisition. Each such loan is secured by units of membership interest in BCEF owned by OBG. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid prior to such date in whole or in part under certain circumstances.

OTHER RELATIONSHIPS

  Blind Faith, Inc., of which Ms. Lozoff and her spouse are the sole stockholders, leases to the Company the land and building on which a store is located. The Company subleases such land and building to one of its area developers. The annual rental payments under the lease and sublease, each of which terminates in May 2009, aggregate $72,000.

                       RELATIONSHIP WITH BOSTON CHICKEN

  During 1994 and 1995 Boston Chicken spent substantial amounts of time and resources investigating the potential of the bagel business. In March 1995, Boston Chicken made an investment in the Company in the form of a convertible secured loan and sold to the Company at net book value certain assets and certain know-how and agreements. On June 17, 1996, Boston Chicken converted its loan to the Company into shares of Common Stock, as more fully described below. Also in March 1995, Boston Chicken and the Company entered into fee service agreements pursuant to which Boston Chicken has provided the Company with certain multi-unit retail infrastructure support, including accounting and administration services, financial services, real estate services and computer and communications services.

LOAN AGREEMENT

  On March 24, 1995, Boston Chicken made a senior secured convertible loan to the Company, secured by substantially all of the Company's and its subsidiaries' assets, in order to provide partial funding for store development and working capital. In February 1996, in connection with the Noah's acquisition, Boston Chicken increased the amount available under the loan from $80.0 million to $120.0 million. Also in February 1996, Boston Chicken provided a $25.0 million bridge loan to the Company (later increased to $40.0 million), which was repaid by the Company upon the closing of the Company's secured revolving credit facility. On May 9, 1996, Boston Chicken and the Company amended the convertible loan agreement to include a $14.0 million non-convertible facility, which was subsequently increased to $50.0 million. On June 17, 1996, pursuant to the terms of the convertible loan agreement, Boston Chicken converted $80.0 million outstanding under the loan into Common Stock at a conversion price of $6.38 per share, and converted the remaining $40.0 million outstanding under the loan into Common Stock at a conversion price of $14.42 per share. The Company issued an aggregate of 15,307,421 shares of Common Stock in the loan conversion. As of March 17, 1997, there was no balance outstanding under the non-convertible loan facility. Interest on the non-convertible loan is based on the reference rate of Bank of America Illinois plus an applicable margin. In fiscal 1996, the Company paid to Boston Chicken $6,084,893 in interest under its loans with Boston Chicken. Any borrowings outstanding under the Company's non-convertible loan facility from Boston Chicken are payable on June 15, 2003.

  Boston Chicken may satisfy a portion of its funding obligations under the non-convertible loan agreement in cash or in shares of Boston Chicken common stock. Boston Chicken has agreed to guarantee the price of any shares of Boston Chicken common stock delivered to the Company in satisfaction of Boston Chicken's obligations under the loan agreement and thereafter sold by the Company. Boston Chicken's obligation to guarantee the selling price of the shares is contingent upon the Company selling all of the shares of Boston Chicken common stock received by it with respect to a particular advance within the first seven trading days after the advance date in one or more bona fide broker's or market maker transactions through or to Merrill Lynch to one or more persons not affiliated with, related to, or associated with the Company. During fiscal 1996, Boston Chicken issued to the Company, and the Company had sold on the Nasdaq National Market, through Merrill Lynch, Pierce, Fenner & Smith Incorporated acting as broker, 2,701,615 shares of registered Boston Chicken common stock for aggregate proceeds of approximately $88.0 million.

  In connection with the Company's secured revolving credit facility with Bank of America Illinois, Boston Chicken agreed to subordinate all of its loans to the Company to all indebtedness under the Company's secured revolving credit facility, and further agreed to release its security interest in the assets of the Company.

CONCURRENT PRIVATE PLACEMENT AGREEMENT, REGISTRATION AGREEMENT AND CONCURRENT OFFERING PURCHASE AGREEMENT

  In connection with the Company's initial public offering and the Concurrent Public Offering in August 1996, the Company entered into a concurrent private placement agreement (the "Concurrent Private Placement Agreement") with Boston Chicken, pursuant to which Boston Chicken purchased 2,000,000 shares of Common Stock for $15.81 per share, the initial public offering price per share, net of underwriting discount. The Concurrent Private Placement Agreement includes customary terms and provisions, representations and warranties and indemnification obligations. In addition, the Concurrent Private Placement Agreement permits Boston Chicken to maintain ownership of shares of Common Stock having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors pursuant to an option (the "BCI Option") to purchase newly issued shares of Common Stock for cash or registered shares of Boston Chicken common stock at a per share exercise price equal to the (i) the weighted average price per share at which the Common Stock was issued or sold in a transaction pursuant to which the BCI Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or (ii) in all other cases, the average of the closing sale prices for the Common Stock on the Nasdaq National Market (or such other principal exchange or market on which the Common Stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the BCI Option becomes exercisable, but subject in each case to adjustments for issuances of shares of Common Stock in connection with recapitalizations, dividends, stock splits, consolidations of shares and other diluting events. In the event payment is made in registered shares of Boston Chicken common stock, Boston Chicken will guarantee the price at which those shares can be sold at the market within a limited time period. The BCI Option will terminate if (i) Boston Chicken sells or transfers shares of Common Stock and as a result owns less than a majority of the then outstanding shares of the Company's voting stock or (ii) the percentage of outstanding shares of voting stock of the Company owned by Boston Chicken is reduced below 50% other than as a result of Boston Chicken's voluntary sale or transfer of shares of Common Stock and Boston Chicken fails to acquire a sufficient number of shares of Common Stock so that it owns at least a majority of the then outstanding shares of voting stock of the Company by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by Boston Chicken reduce its ownership of the outstanding shares of voting stock of the Company to less than 52% but do not otherwise result in termination of the BCI Option. In determining the percentage ownership of voting stock of the Company owned by Boston Chicken for purposes of the BCI Option, the Concurrent Private Placement Agreement excludes (i) 701,177 shares of Common Stock subject to options granted by Boston Chicken, (ii) any shares of Common Stock held by officers, directors or employees of Boston Chicken, and (iii) any shares of Common Stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether Boston Chicken owns a majority of the voting stock for consolidated financial statement reporting purposes. As so calculated, Boston Chicken held approximately 50.8% of the voting stock of the Company as of March 17, 1997, and, accordingly, had the right to purchase 838,822 additional shares of Common Stock under the BCI Option at prices ranging from $25.29 to $30.75. The Concurrent Private Placement Agreement prohibits the Company from taking certain actions without the consent of Boston Chicken as long as the BCI Option has not terminated, including altering any rights attaching to the Common Stock, offering or issuing any equity securities or debt securities convertible into equity securities, in either case other than Common Stock, distributing assets or securities of the Company having a fair market value in excess of 10% of the Company's consolidated gross assets or consolidated gross revenues measured as of the immediately preceding fiscal year end, and filing a petition in bankruptcy.

  In connection with the Concurrent Private Placement Agreement, the Company also entered into a registration agreement with Boston Chicken (the "Boston Chicken Registration Agreement"), pursuant to which the Company granted to Boston Chicken five demand and unlimited piggyback registration rights under the Securities Act with respect to the shares of Common Stock purchased by Boston Chicken in the Concurrent Private Placement or otherwise owned by it, including shares of Common Stock subject to the BCI Option, for which the Company will bear substantially all of the expenses in connection with such registrations (other than underwriting discounts or commissions). Boston Chicken's demand registration rights under the Boston Chicken Registration Agreement became exercisable on September 27, 1996.

  In connection with a public offering of shares by the Company in November 1996, the Company entered into a concurrent offering purchase agreement (the "Concurrent Offering Purchase Agreement") with Boston Chicken, pursuant to which Boston Chicken purchased an aggregate of 500,000 shares of Common Stock at $28.575 per share. The Concurrent Offering Purchase Agreement includes customary terms, representations, warranties and other provisions. The Concurrent Offering Purchase Agreement also provides that the shares of Common Stock purchased thereby by Boston Chicken constitute Registrable Securities under the Boston Chicken Registration Agreement.

ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into an accounting and administration services agreement, subsequently amended and restated in May 1996 and June 1996 to incorporate minor changes to such agreement (the "Accounting and Administration Services Agreement"), pursuant to which Boston Chicken has agreed to assist the Company, its subsidiaries and area developers in performing certain services, including maintaining accounting records, performing accounting activities, preparing financial reports, administering options, establishing and administering employee benefits, human resources, insurance and recordkeeping services, assisting with lease negotiations, maintaining lease files and complying with reporting obligations thereunder, and providing certain other administrative support services. During fiscal 1996, the Company paid to Boston Chicken fees aggregating $720,800 under such agreement.

  The Accounting and Administration Services Agreement has a term of three years and may be terminated by the Company or Boston Chicken upon 180 days' prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

FINANCIAL SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a financial services agreement (as amended, the "Financial Services Agreement"), pursuant to which Boston Chicken agreed to provide certain financial services to the Company and its area developers, including identification and analysis of possible transactions and related financial and strategic advice, assistance in budget and forecast preparation, consultations and advice as to presentations, discussions and disclosures to financial analysts and the financial press, and advice concerning crisis management and control. In consideration for such financial services, the Company paid to Boston Chicken fees aggregating approximately $125,000 for fiscal year 1996. The Financial Services Agreement was terminated effective as of May 20, 1996.

REAL ESTATE SERVICES AGREEMENT

  On March 24, 1995, Boston Chicken and the Company entered into a real estate services agreement, subsequently amended and restated in May 1996 to make minor changes to such agreement (the "Real Estate Services Agreement"), pursuant to which Boston Chicken agreed to assist the Company, its subsidiaries and area developers in conducting certain real estate-related activities, including site analysis, advisory services regarding customer trade area studies and other real estate matters. Pursuant to the Real Estate Services Agreement, the Company paid to Boston Chicken in fiscal 1996 fees aggregating $315,000. The Real Estate Services Agreement was terminated effective as of June 17, 1996.

COMPUTER AND COMMUNICATIONS SYSTEMS SERVICES AGREEMENTS

  On March 24, 1995, Boston Chicken and the Company entered into a computer and communications systems services agreement, subsequently amended and restated in May 1996 and June 1996 to make certain changes to such agreement (the "Computer Services Agreement"), pursuant to which (i) the Company has agreed to acquire communications and computer systems or hardware specified or required from time to time by Boston Chicken for use by the Company and its subsidiaries and area developers (except for Noah's Pacific and Noah's Bay Area, area developers of the Company operating Noah's New York Bagels stores, each of which is subject to a separate agreement with Boston Chicken for computer systems conversion and services), (ii) Boston Chicken has licensed the Company to use retail store-level computer software programs and certain other computer software programs in connection with various support and control functions (which the Company has agreed to use exclusively, along with other software specified by Boston Chicken), and (iii) Boston Chicken has agreed to provide certain computer and communications support services. In consideration for such license and provision of services, in addition to other miscellaneous fees, the Company has agreed to pay to Boston Chicken, for data center and network service operations and support of certain infrastructure programs, $750,000 for each of the 1996, 1997 and 1998 fiscal years and 0.25% of net systemwide revenue of the Company, its subsidiaries and area developers (excluding the revenue derived from Noah's New York Bagels stores) for each of the 1999 and 2000 fiscal years. Pursuant to the Computer Services Agreement, the Company and its subsidiaries paid to Boston Chicken in fiscal 1996 fees aggregating $2,943,251.

  The Computer Services Agreement has a term of five years and may be terminated by the Company or Boston Chicken upon one year prior written notice. In addition, Boston Chicken may terminate the agreement without notice 15 days after giving notice of non-payment of the fees provided for in the agreement, unless such non-payment is cured within such 15-day period.

OTHER RELATIONSHIPS BETWEEN BOSTON CHICKEN AND THE COMPANY

  In July 1996, the Company, as tenant, entered into a lease with Boston Chicken, as landlord, for the Company's support center facility, consisting of approximately 38,000 square feet of office space (and certain common areas, including parking areas) located in Golden, Colorado. The lease commenced on September 1, 1996 and has a 15-year term, renewable for two consecutive five-year terms. The lease provides for initial rent of approximately $38,000 per month to be increased by 15% every five years during the initial term and any renewal term of the lease. Under the lease, the Company has agreed that, in the event Boston Chicken enters into a sale/leaseback transaction with any third party, the Company will, at Boston Chicken's option, amend the amount of rental payments under the lease to equal 40% of the rental amounts agreed to be paid by Boston Chicken pursuant to such a transaction. The lease is a "triple net" lease which requires the Company to pay its proportionate share of costs associated with the property, building and common areas related to the leased premises, including, without limitation, real estate taxes, maintenance costs and insurance premiums. In addition, the Company is required to pay to Boston Chicken an administrative and management fee not to exceed 15% of such costs. Under the terms of the lease, the Company is required to procure and maintain comprehensive commercial liability and property damage insurance for the leased premises. The lease contains other provisions typical of commercial leases generally, including indemnification provisions, a prohibition against subleasing without landlord consent and standard provisions relating to defaults under the lease and remedies available upon default. The Company believes the terms and provisions of the lease, including the rent payable thereunder, are at least as favorable to the Company as those it could have obtained from an unaffiliated third party.

  The Company is a party to two subleases with Boston Chicken, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from unaffiliated leasing companies. Under the subleases, the Company is obligated to pay to Boston Chicken between $1,900 and $2,800 (depending on the type of aircraft) for each hour of flight time such aircraft is used by the Company. There is no minimum monthly use requirement or lease payment under either of the subleases, and both subleases may be terminated by either party upon 30 days' written notice. The Company believes that costs incurred by it under the subleases are lower than the costs it would incur to lease and maintain its own aircraft from an unaffiliated third party lessor and slightly higher than the costs it would incur to charter individual aircraft on a spot-basis from unaffiliated third party lessors. However, the Company believes that such higher costs are reasonably related to the benefits to the Company from the subleases, including aircraft availability and higher maintenance standards, that it would not realize from charter arrangements with unaffiliated third party lessors. During fiscal 1996, the Company paid to Boston Chicken an aggregate of $469,128 under the two subleases.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has selected the accounting firm of Arthur Andersen LLP to serve as the independent auditors of the Company for its current fiscal year ending December 28, 1997, pursuant to the recommendation of the Audit Committee. Arthur Andersen LLP has served as the Company's independent auditors since 1995. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

  Proxies will be solicited by the Board of Directors through the use of the mail. Proxies may also be solicited by directors, officers, and a small number of other employees of the Company personally or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them. The entire cost of the Board of Directors' solicitation will be borne by the Company.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1998 Annual Meeting must do so no later than December 2, 1997. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting date; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received prior to the date of the meeting and not later than the close of business on the tenth day following the day on which notice or disclosure of the meeting date has been given or made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                 OTHER MATTERS

  Management knows of no other matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

                                    GENERAL

  It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to date, sign, and return without delay your proxy card in the enclosed addressed envelope.

                                          By Order of the Board of Directors

                                          /s/ Joel M. Alam
                                          Joel M. Alam
                                          SECRETARY

                           EINSTEIN/NOAH BAGEL CORP.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 13, 1997--12:00 NOON, MOUNTAIN
                                     TIME
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Scott A. Beck and Mark R. Goldston, or either of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Einstein/Noah Bagel
Corp. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 13, 1997, at 12:00 noon, Mountain Time, at the Denver Marriott
West, 1717 Denver West Boulevard, Golden, Colorado, and at any and all postponements and adjournments thereof, as follows:
            [_]Check here if you plan to attend the Annual Meeting.
                PLEASE MARK VOTE IN SQUARE USING DARK INK ONLY.
1. Election of Directors: Nominees: Scott A. Beck, Kyle T. Craig, Mark R. Goldston, M. Laird Koldyke, Gail A. Lozoff, John H. Muehlstein, John A. Offerdahl, Lloyd D. Ruth and David G. Stanchak.
[_]FOR all of the nominees listed above (except as marked to the contrary above)

[_]WITHHOLD AUTHORITY to vote for all of the nominees listed above.
To withhold your vote for any nominee(s), mark the "FOR" box and strike a line through the nominee(s) name in the above list.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.
2. In their discretion, on such other business as may properly come before the meeting.

                 (Continued and to be signed on reverse side)

  THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.
  The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 1, 1997, and the Annual Report to Stockholders.
  PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                              ---------------------------------
                                              Signature
                                              ---------------------------------
                                              Signature (if held jointly)
                                              Dated ____________________ , 1997

                                              Please sign exactly as name ap-
                                              pears on this card. When signing
                                              as attorney, executor, adminis-
                                              trator, trustee, guardian, cor-
                                              porate officer, or general part-
                                              ner, please give your full ti-
                                              tle. If shares are held jointly,
                                              each holder may sign but only
                                              one signature is required.